                                  EXHIBIT 11.1

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                USA TRUCK, INC.




                                            Three Months Ended            Six Months Ended
                                                  June 30                      June 30
                                        --------------------------  --------------------------
                                            1996          1995          1996          1995
                                        ------------  ------------  ------------  ------------
Average shares outstanding                 9,486,620     9,692,728     9,475,748     9,690,937

Net effect of dilutive stock options-
   based on the treasury stock method
   using average market price                245,383       381,589       268,867       384,416

                                        ------------  ------------  ------------  ------------
Totals                                     9,732,003    10,074,317     9,744,615    10,075,353
                                        ============  ============  ============  ============

Net income                              $    768,146  $  1,889,091  $  1,526,395  $  3,765,560
                                        ============  ============  ============  ============

Net income per share                    $       0.08  $       0.19  $       0.16  $       0.37
                                        ============  ============  ============  ============